UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2010
Lifevantage Corporation
(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11545 W. Bernardo Court, Suite 301, San Diego, California (Address of Principal Executive Offices)	92127 (Zip Code)
Registrant’s telephone number, including area code: (858) 312-8000
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
Since our last period report and through September 26, 2010, we issued 3,825,000 unregistered shares of our common stock upon the conversion of convertible debentures originally acquired from us in September and October 2007. The shares issued represent 5.5% of our outstanding common stock. The shares issued were exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(9) thereof. The shares were exchanged for outstanding debentures exclusively with the holder thereof and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2010, our board of directors, upon the recommendation of the compensation committee of our board of directors, approved the LifeVantage FY2011 Corporate Bonus Plan. The bonus plan was adopted to reward full time employees who are employed for at least six months prior to the end of the fiscal year ended June 30, 2011, for their performance in meeting corporate and personal goals. Our executive officers, other than our chief executive officer, are eligible to participate under the bonus plan.
Under the terms of the bonus plan, our eligible executive officers will receive bonuses if our company meets certain corporate goals and they meet certain personal goals. The relative weight assigned to corporate goals and personal goals is 60% and 40%, respectively. The corporate goals relate to our revenue and our earnings before interest, taxes, depreciation and amortization, or EBITDA. The amount of bonus payable with respect to the achievement of corporate goals and personal goals will vary depending upon the percent of the respective goals that are achieved. The eligible bonus amount for each of our chief financial officer, Carrie E. McQueen, and our chief operating officer, Kirby L. Zenger, is 50% of their base salary or a maximum of $100,000 and $107,500, respectively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifevantage Corporation

Date: October 7, 2010	By	/s/ Carrie E. McQueen
Carrie E. McQueen
Chief Financial Officer, Secretary & Treasurer